  As Filed With the Securities and Exchange Commission on June 7, 1999.

                                                Registration No. 333-78431
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ----------------

                            AMENDMENT NO. 1 to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                               ----------------
                               Allscripts, Inc.
            (Exact name of registrant as specified in its charter)
                               ----------------
         Delaware                    5122                    36-3444974
     (State or other     (Primary Standard Industrial     (I.R.S. Employer
     jurisdiction of      Classification Code Number)   Identification No.)
     incorporation or
      organization)

                              2401 Commerce Drive
                         Libertyville, Illinois 60048
                                (847) 680-3515
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)
                               ----------------
                                Glen E. Tullman
                     Chairman and Chief Executive Officer
                              2401 Commerce Drive
                         Libertyville, Illinois 60048
                                (847) 680-3515
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  Copies to:
     Joseph H. Greenberg                    Mitchell L. Hollins
   Gardner, Carton & Douglas           Sonnenschein  Nath & Rosenthal
321 North Clark Street, Suite 2900            8000 Sears Tower
  Chicago, Illinois 60610                 Chicago, Illinois 60606
     (312) 644-3000                            (312) 876-8000

                               ----------------
    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------
    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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                             EXPLANATORY NOTE

    This Amendment No. 1 to the Registration Statement is being filed solely for the purpose of filing exhibits to the Registration Statement, and no changes or additions are being made hereby to the preliminary Prospectus that forms a part of the Registration Statement. Accordingly, the preliminary Prospectus has been omitted from this filing.

                                    PART II

                     Information Not Required In Prospectus

Item 13. Other Expenses of Issuance and Distribution

    We will bear the expenses relating to the registration of common stock. Except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee, the following expenses are estimates:

      Securities and Exchange Commission registration fee.............. $25,020
      National Association of Securities Dealers, Inc. filing fee......   9,500
      Nasdaq National Market listing fee...............................  50,000
      Blue Sky fees and expenses.......................................       *
      Legal fees and expenses..........................................       *
      Accountants' fees................................................       *
      Printing fees....................................................       *
      Transfer agent fees..............................................       *
      Miscellaneous....................................................       *
                                                                        -------
          Total........................................................ $     *
                                                                        =======

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    * To be supplied by amendment

Item 14. Indemnification of Directors and Officers

    Our Certificate of Incorporation and By-laws provide that we shall, subject to certain limitations, indemnify our directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

    Section 102 of the Delaware General Corporation Law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. Our Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

    Pursuant to the Underwriting Agreement as set forth in Exhibit 1.1, our directors and officers are indemnified against certain civil liabilities that they may incur under the Securities Act in connection with this registration statement and the related prospectus.

    We have purchased directors and officers liability insurance, which provides coverage against certain liabilities.

    In addition, some of our directors are indemnified against liabilities that they may incur in their capacities as directors by third parties with which they are affiliated.

Item 15. Recent Sales of Unregistered Securities

    In the three years preceding the filing of this registration statement, we sold the following securities (adjusted to give effect to a one-for-six reverse stock split) that were not registered under the Securities Act:

    On April 30, 1996, we issued $10,000,000 principal amount of our 8.0% Convertible Subordinated Debentures due 2001 to a group of accredited investors for an aggregate consideration of $10,000,000. Exemption from registration is claimed pursuant to Section 4(2) of the Securities Act, no public sale having been involved.

    On April 30, 1996, we issued a warrant to purchase 279,181 common shares at a per share exercise price of $4.2024 to Allstate Insurance Company in consideration of Allstate's guaranty of $4,692,932 of our indebtedness. Exemption from registration is claimed pursuant to Section 4(2) of the Securities Act, no public sale having been involved.

    On July 17, 1997, we issued 519,530 common shares to HBO & Company in exchange for all of HBO & Company's right, title and interest in and to the TouchScript system. Exemption from registration is claimed pursuant to Section 4(2) of the Securities Act, no public sale having been involved.

    On April 16, 1998, we issued warrants to purchase 916,657 common shares with a per share exercise price of $0.06 and shares of Series H redeemable preferred stock with modified redemption terms to the holders of Series H preferred stock in exchange for their shares of Series H preferred stock. Exemption from registration is claimed pursuant to Sections 3(a)(9) and 4(2) of the Securities Act.

    On April 16, 1998, we issued 1,339,241 shares of Series I redeemable preferred stock and 4,597,070 common shares to a group of accredited investors including members of management for an aggregate consideration of $8,930,000. Exemption from registration is claimed pursuant to Section 4(2) of the Securities Act, no public sale having been involved.

    On April 16, 1998, we issued 1,803,838 shares of Series J redeemable preferred stock and warrants to purchase 1,326,661 common shares with a per share exercise price of $0.06 to the holders of the Debentures in exchange for the Debentures and accrued interest thereon. Exemption from registration is claimed pursuant to Sections 3(a)(9) and 4(2) of the Securities Act.

    On May 12, 1999, we issued an aggregate 117,500 common shares to the stockholders of TeleMed Corp. in exchange for all of the outstanding capital stock of TeleMed Corp. Exemption from registration is claimed pursuant to
Section 4(2) of the Securities Act, no public sale having been involved.

    In the three years preceding the filing of this registration statement, we
have issued an aggregate of         common shares to current and former
employees upon exercise of options for an aggregate exercise price of $       .
Exemption from registration is claimed pursuant to Rule 701 under the Securities Act.

    Upon the closing of this offering, Allscripts, Inc., an Illinois
corporation, will merge with and into its wholly owned subsidiary,           ,
a Delaware corporation. In connection with the merger,            will issue
shares of common stock to the holders of common stock of Allscripts, in exchange for such holders' shares of common stock of Allscripts. Exemption from registration is claimed pursuant to Section 3(a)(9) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

    (a) Exhibits--See Index to Exhibits.

    (b) Financial Statement Schedules
      Report of Independent Accountants
      Schedule II--Valuation and Qualifying Accounts

Item 17. Undertakings

    The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Libertyville and State of Illinois on the 7th day of June, 1999.

                                        Allscripts, Inc.

                                        /s/ Glen E. Tullman
                                        ----------------------------------------
                                        Glen E. Tullman
                                        Chairman and Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 7th day of June, 1999.

                 Signature                                     Title
                 ---------                                     -----


            /s/ Glen E. Tullman             Chairman and Chief Executive Officer
  _________________________________________   (Principal Executive Officer)
              Glen E. Tullman

           /s/ David B. Mullen              President, Chief Financial Officer and
___________________________________________   Director (Principal Financial Officer)
              David B. Mullen

                     *                      Senior Vice President, Finance, Treasurer
___________________________________________   and Secretary (Principal Accounting
               John G. Cull                   Officer)

                     *                      Director
___________________________________________
              Philip D. Green

                     *                      Director
___________________________________________
              M. Fazle Husain

                     *                      Director
___________________________________________
             Michael J. Kluger

                     *                      Director
___________________________________________
               L. Ben Lytle

                     *                      Director
___________________________________________
               Gary M. Stein

           */s/ David B. Mullen
___________________________________________
   David B. Mullen, as attorney-in-fact
 pursuant to power of attorney granted in
   Registration Statement No. 333-78431
           filed on May 14, 1999

                               INDEX TO EXHIBITS

  Exhibit                            Description
  -------                            -----------
  1.1**    Form of Underwriting Agreement
  2.1*     Form of Plan of Merger between the Registrant and Allscripts,
           Inc., an Illinois corporation
  3.1*     Form of Certificate of Incorporation
  3.2*     Form of By-laws
  4.1*     Specimen Common Stock Certificate
  5.1*     Opinion of Gardner, Carton & Douglas
 10.1*     Amended and Restated 1993 Stock Incentive Plan
 10.2      Asset Purchase Agreement, dated as of March 19, 1999, by and among the Registrant, PharmaCare Management Services, Inc.,
           PharmaCare Direct, Inc. and ProCare Pharmacy, Inc.
 10.3*     Twelfth Restated Registration Agreement dated as of
             , 1999, by and among the Registrant, those Holders of the
           Registrant's Series A Preferred, Series B Preferred, Series C
           Preferred, Series D Preferred, Series F Preferred and Series G
           Preferred listed in Schedule I attached thereto, the Holders of the Extension Guaranty Warrants listed in Schedule II
           thereto, the Holders of the 1996 Extension Guaranty Warrants listed in Schedule II thereto, those Holders of Common listed in Schedule III thereto, the Holders of Series H Warrants and
           H Unit Common listed in Schedule IV thereto, the Holders of
           Extension Series H Warrants listed in Schedule IV thereto, the
           Holders of I Unit Common listed in Schedule V thereto and the
           Holders of Debenture Warrants listed in Schedule VI thereto.
 10.4**    Industrial Building Lease dated April 30, 1997 between G2
           Limited Partnership and the Registrant.
 10.5**    Lease Agreement between American National Bank and Trust
           Company of Chicago, as Trustee, and the Registrant dated
           September 1996.
 10.6**    Employment Agreement effective August 1, 1997 between the
           Registrant and Glen E. Tullman.
 10.7**    Employment Agreement effective August 1, 1997 between the
           Registrant and David B. Mullen.
 10.8**    Employment Agreement effective September 2, 1997 between the
           Registrant and Steven M. Katz.
 10.9**    Agreement dated May 1, 1995 between the Registrant and John G.
           Cull.
 10.10**   Form of TouchScript Master License Agreement
 10.11*    Agreement between the Registrant and Merck-Medco Managed Care
 10.12++   Supply Agreement dated August 27, 1998 between McKesson U.S.
           Health Care and the Registrant.
 10.13**   Form of Series H Warrant
 10.14**   Form of Extension Guaranty Warrant
 10.15**   Form of 1996 Extension Guaranty Warrant
 10.16**   Form of Debenture Warrant
 10.17**   Form of Series H Extension Warrant
 23.1**    Consent of PricewaterhouseCoopers LLP
 23.2*     Consent of Gardner, Carton & Douglas (included in Exhibit 5.1)
 24.1**    Powers of Attorney (included on signature page)
 27.1**    Financial Data Schedule

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*To be filed by amendment.

**Filed on May 14, 1999 as part of this Registration Statement.

++Confidential treatment requested as to a portion of this exhibit.

                                      E-1